EXHIBIT 8.2

[Letterhead of Goodwin Procter LLP]

November 23, 2004

Camden Property Trust
3 Greenway Plaza
Suite 1300
Houston, Texas 77046

Re: Summit Properties Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel to Summit Properties Inc., a Maryland corporation (the “Company”). This opinion letter addresses the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and is being furnished to you in connection with the proposed merger (the “Merger”) of the Company with and into Camden Summit, Inc., a Delaware corporation (“MergerCo”) and a wholly-owned subsidiary of Camden Property Trust (“Camden”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 4, 2004, by and between the Company, MergerCo and you. The Merger is described in the Registration Statement on Form S-4 of Camden (the “REIT Registration Statement) and the Registration Statement on Form S-4 of Camden and Summit Properties Partnership, L.P. (the “Consent Solicitation Registration Statement,” and together with the REIT Registration Statement, the “Registration Statements”), each filed with the Securities and Exchange Commission as of the date hereof.

In rendering the following opinion, we have reviewed the Merger Agreement, the Company’s articles of incorporation and bylaws, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. We also have relied upon certain representations of the Company, Summit Partnership, L.P. a Delaware Limited Partnership (the “Operating Partnership”), Summit Management Company, Inc., a Maryland Corporation (the “Management Company”) and Summit Apartment Builders, Inc., a Florida Corporation (the “Construction Company”) contained in a letter (the “REIT Certificate”) provided to us in connection with the preparation of this opinion letter regarding the manner in which the Company, the Operating Partnership, the Management Company, the Construction Company and their respective subsidiaries have been and will be organized and operated until the Closing (as defined in the Merger Agreement), and with respect to the Company’s compliance with the asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a REIT. Any difference in the actual facts from those set forth in the REIT Certificate could adversely impact our conclusions. We have neither independently investigated nor verified the representations in the REIT Certificate, and we assume that such representations are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We further assume that (i) the

Camden Property Trust
November 23, 2004

Merger and other transactions contemplated by the Merger Agreement will occur in accordance with the terms of the Merger Agreement, without amendment, modification or waiver of any term or condition of such agreement in a manner that would adversely affect our opinions, and (ii) the Company, the Operating Partnership, the Management Company, the Construction Company and their respective subsidiaries have been and will be operated in accordance with applicable laws and the terms and conditions of their respective constitutive and other applicable documents and agreements.

In addition to the foregoing assumptions, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law may cause the federal income tax treatment of the Company to be materially and adversely different from that described below.

Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that, for each taxable year since the taxable year ended December 31, 1994 through its taxable year ending with the Closing, the Company has complied with the requirements for qualification and taxation as a REIT.

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We express no opinions other than the opinion expressly set forth above. Our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service or a court could disagree with our conclusions. Although we believe that our opinion would be sustained if challenged, there can be no assurance that this will be the case.

Camden Property Trust
November 23, 2004

This opinion is being provided to you at the request of the Company pursuant to Section 7.2(c) of the Merger Agreement and has been prepared for use in connection with the filing of the Registration Statements and speaks as of the date hereof. We hereby consent to the filing of the opinion as Exhibit 8.2 to the Registration Statements and to the reference to Goodwin Procter LLP under the captions “Legal Matters” and “Material Federal Income Tax Consequences” in each of the Registration Statements. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

GOODWIN PROCTER LLP